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               UNITED STATES                |           OMB APPROVAL           |
     SECURITIES AND EXCHANGE COMMISSION     |----------------------------------|
           WASHINGTON, D.C. 20549           | OMB Number:            3235-0167 |
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                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission File Number 22482
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                     Innovative Gaming Corporation of America
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            (Exact name of registrant as specified in its charter)

                          6720 Placid Street, Suite B
                               Las Vegas, NV 89119
                          Telephone Number: 702-614-7199
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.01 Par Value Per Share
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           (Title of each class of securities covered by this Form)
                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
        Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)       [ ]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
        Rule 15d-6             [ ]


Approximate number of holders of record as of the certificate or notice date:
                              119 Holders of Record
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Pursuant to the requirements of the Securities Exchange Act of 1934, Innovative
Gaming Corporation of America has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 7, 2003                                 By: /s/ Thomas Foley
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                                            Thomas Foley
                                            Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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